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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF PRINCETON VIDEO IMAGE, INC.

    Princeton Video Image, Inc. holds a fifty percent equity interest in, but has no control over the day-to-day affairs of, Publicidad Virtual, S.A. de C.V., a limited liability corporation formed under the laws of the Republic of Mexico and domiciled in Mexico City, Federal District.